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NEWS FROM EFC BANCORP, INC.

CONTACT:        Barrett J. O'Connor (847-741-3900)
                President & Chief Executive Officer

                                                          FOR IMMEDIATE RELEASE:


                     EFS BANK PARENT NAMED ONE OF AMERICA'S
                         FASTEST GROWING SMALL COMPANIES


         August  8,  2003--EFC  Bancorp,   Inc.  (AMEX:EFC)  parent  company  of
Elgin-headquartered EFS Bank, has been named to the FSB 100, a compilation by FORTUNE SMALL BUSINESS magazine of the nation's fastest-growing publicly held small businesses.

         EFC Bancorp was one of only two Illinois firms to make the list.

         The magazine's ranking noted, "Last year was a good one for. . .EFC, which opened its eighth branch and saw assets increase by about $100 million."

         "The reason for our success is simple," EFC Bancorp  President  Barrett
J. O'Connor said. "We're community bankers and we focus on providing the type of financial services our customers need."

         EFC Bancorp is a thrift holding company headquartered in Elgin, Illinois with, as of June 30, 2003, $859 million in assets. Its primary subsidiary EFS Bank, a state chartered financial institution, maintains eight full service offices serving Elgin and the surrounding communities.

         "We're pleased that our accomplishments have been recognized by such a prestigious national publication," O'Connor continued. "But we're even more pleased that banking customers in the Fox Valley region have responded so well to our product and service innovations. Success begins at home, and that's where we concentrate."

                                     -more-

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         EFS Bank has eight Fox Valley offices - four in Elgin;  and one each in
Huntley; West Dundee, East Dundee; and Carpentersville. New EFS Bank offices are planned in 2004 in St. Charles and Crystal Lake.

         According to the article, FORTUNE SMALL BUSINESS hired an independent research firm to provide earnings, revenue and stock data for all public companies with less than $200 million in annual revenue that are listed on the major exchanges. The companies then were ranked by their growth rates in each category.

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

         For further information about the Company and the Bank visit them on the World Wide Web at www.efcbancorp.com and www.efsbank.com respectively.
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